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                             LOAN MODIFICATION AGREEMENT

     This Loan Modification Agreement is entered into as of April 15, 1998, by and between InVision Technologies, Inc. ("Borrower") whose address is 7151 Gateway Boulevard, Newark, CA 94560 and Silicon Valley Bank ("Bank") whose address is 3003 Tasman Drive, Santa Clara, CA 95054.

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated February 20, 1997, as may be amended from time to time, (the "Domestic Loan Agreement"). The Domestic Loan Agreement provided for, among other things, a Committed Line in the original principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the "Revolving Facility") and a Committed Equipment Line in the original principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the "Equipment Facility #1"). Additionally, Borrower is indebted to Bank pursuant to, among other documents, an Export-Import Bank Loan and Security Agreement, dated February 20, 1997, as may be amended from time to time, (the "Exim Loan Agreement"). The Exim Loan Agreement provided for, among other things, an Exim Committed Line in the original principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the "Exim Facility"). The Exim Facility is also governed by the terms of the Borrower Agreement being executed concurrently herewith. Hereinafter, the Domestic Loan Agreement and the Exim Loan Agreement shall be collectively referred to as the "Loan Agreements". Defined terms used but not otherwise defined herein shall have the same meanings as in the respective Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the respective Loan Agreements and an Intellectual Property Security Agreement, dated February 20, 1997 (the "IP Agreement"). In addition, repayment of the Exim Facility is guaranteed by the Export-Import Bank of the United States ("Guarantor") pursuant to a Master Guarantee Agreement (the "Guaranty"). Notwithstanding the foregoing, pursuant to this Loan Modification Agreement, Bank shall release its security interest under the IP Agreement in consideration of Borrower executing a Negative Pledge Agreement stating it shall not pledge its intellectual property to any party without written permission by Bank.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.   DESCRIPTION OF CHANGE IN TERMS.

     A.   MODIFICATION(S) TO DOMESTIC LOAN AGREEMENT.

          1. The following term set forth in Section 1.1 entitled "Definitions" is hereby amended to read as follows:

              "Revolving Maturity Date" means April 20, 1999.

          2. Item "(a)" in Section 2.1 entitled "Advances" is hereby amended in its entirety to read as follows:

              (a) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower in an aggregate amount not to exceed the lesser of (i)

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              the Committed Line minus the face amount of all outstanding letters of credit (including drawn but unreimbursed letters of credit) minus the Foreign Exchange Reserve (defined in
              Section 2.1.3) or (ii) the Borrowing Base minus the face amount of all outstanding letters of credit (including drawn but unreimbursed letters of credit) minus the Foreign Exchange Reserve. For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to eighty percent (80%) of Eligible Accounts. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time prior to the Revolving Maturity Date. Notwithstanding the foregoing, provided (A) Borrower is in compliance with the Liquidity covenant as described in Section
              6.14 of the Loan Agreement, and (B) the combined Advances under the Committed Line and the Exim Committed Line are less than $5,000,000, then Bank agrees to make Advances to Borrower in an aggregate amount not to exceed item "(i)" as stated above in this paragraph.

          3. Item "(a)" in Section 2.1.1 entitled "Letters of Credit" is hereby amended in its entirety to read as follows:

              (a) Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower in an aggregate face amount not to exceed (i) the lesser of the Committed Line or the Borrowing Base minus (ii) the then outstanding principal balance of the Advances provided that the face amount of outstanding letters of credit (including drawn but unreimbursed letters of credit) shall not in any case exceed Three Million Dollars ($3,000,000). Each such letter of credit shall have an expiry date no later than the Revolving Maturity Date. All such letters of credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of application and letter of credit agreement. All amounts actually paid by Bank in respect of a letter of credit shall, when paid, constitute an Advance under this Agreement.

          4. The following Section is hereby incorporated into the Domestic Loan Agreement:

               SECTION 2.1.5 EQUIPMENT ADVANCES #2.

               (a) Through April 15, 1999 Bank will make advances ("Equipment Advance #2" and, collectively, "Equipment Advances #2") not exceeding Five Hundred Thousand Dollars ($500,000). To evidence the Equipment Advance #2 or the Equipment Advances #2, Borrower shall deliver to Bank, at the time of each Equipment Advance #2
               request, an invoice for the equipment to be purchased.   The
               Equipment Advances #2 may only be used to finance Equipment and may not exceed 100% of the equipment invoice excluding taxes, shipping, warranty charges, freight discounts and installation expense. Software may constitute up to 25% of the aggregate Equipment Advances #2.

               (b) Interest accrues from the date of each Equipment Advance #2 at the rate in Section 2.1.5(d), and shall be payable monthly for each month through October 15, 1998 (the "First Term Out Date #2"). Any Equipment Advances #2 that are outstanding on the First Term Out Date #2 that financed personal computer, laptops or network equipment will be payable in thirty six (36) equal monthly installments of principal plus all accrued interest, beginning on September 15, 1998, and continuing on the 15th of each month thereafter through October 15,

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               2001.  All other Equipment Advances #2 that are outstanding on the First Term Out Date #2 will be payable in forty eight (48) equal monthly installments of principal plus all accrued interest, beginning on September 15, 1998 and continuing on the 15th of each month thereafter through October 15, 2002.

               (c) Interest shall accrue from the date of each Equipment Advance #2 not amortized pursuant to Section 2.1.5(b) at the rate specified in Section 2.1.5(d), and shall be payable monthly for each month through April 15, 1999 (the "Second Term Out Date #2"). Any Equipment Advances #2 that are outstanding on the Second Term out Date #2 that financed personal computers, laptops or network equipment, and that have not been amortized pursuant to Section 2.1.5(b) will be payable in thirty six (36) equal installments of principal plus all accrued interest, beginning May 15, 1999 and continuing on the 15th of each month thereafter through April 15, 2002. All other Equipment Advances that are outstanding on the Second Term Out Date #2 that have not been amortized pursuant to Section 2.1.5(b) will be payable in forty eight
               (48) equal monthly installments of principal plus all accrued interest, beginning on May 15, 1999 and continuing on the 15th of each month thereafter through April 15, 2003. Equipment Advances #2, once repaid, may not be reborrowed.

               (d) Except as set forth in Section 2.3(b), any Equipment Advances #2 shall bear interest at a floating per annum rate equal to one quarter of one (0.250) percentage point above the Prime Rate; provided that Borrower shall have the option effective on the First Term Out Date #2 and the Second Term Out Date #2, respectively, to select a fixed rate of interest as to the amortizing Equipment Advances #2 to be repaid over the following 36 months and the following 48 months. In each case, such fixed rate shall be equal to three hundred fifty
               (350) basis points above the yield of 36 month Treasury Notes or 48 month Treasury Note, corresponding to the period of amortization applicable to each Equipment Advance #2, in all cases as reported in the Western Edition of The Wall Street Journal on the date that is one (1) Business Day before the effective date of the election. Borrower shall give written notice to Bank to its interest rate election one (1) Business Day prior to the effective date of such election. If Bank does not timely receive such notice, then the applicable rate shall be a floating rate equal to one quarter of one (0.250) percentage point above the Prime Rate. Borrower may prepay all or any portion of any Equipment Advances #2 without penalty or premium, provided that any prepayment of an Equipment Advance #2 bearing a fixed rate of interest within the first 18 months of amortization shall be accompanied by a prepayment fee equal to one quarter of one percent (0.250%) of the amount of the prepayment.

               (e) To obtain an Equipment Advance #2, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 3:00 p.m. Pacific time one (1) Business Day before the day on which the Equipment Advance #2 is to be made. The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment being financed.

          5. Section 2.2 entitled "Overadvances" is hereby amended in its entirety to read as follows:

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               If, at any time or for any reason, the amount of Obligations owed by Borrower to Bank pursuant to Sections 2.1, 2.1.1,
               2.1.2 and 2.1.3 of this Agreement is greater than the lesser of (i) the Committed Line or (ii) the Borrowing Base, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

          6. Item "(a)" under Section 2.3 entitled "Interest Rates, Payments, and Calculations" is hereby amended in its entirety to read as follows:

               Except as set forth in Section 2.3(b), any Advances shall accrue interest on the outstanding principal balance at a per annum rate, at Borrower's election, of either (i) the Prime Rate or (b) two hundred seventy five (275) basis points above the LIBOR Rate as further detailed in the LIBOR Supplement to Agreement attached hereto and made a part hereof.

          7. The second paragraph under Section 6.3 entitled "Financial Statement, Reports, Certificates" is hereby amended to read as follows:

               Within twenty (20) days after the last day of each month in which (i) an Advance is outstanding (and as a condition to Borrower requesting an Advance) AND (ii) either (A) Borrower is not in compliance with the Liquidity covenant as described in Section 6.14 or (B) the aggregate Advances under the Committed Line and the Exim Committed Line exceed $5,000,000, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer, together with inventory reports and aged listings of accounts receivable and accounts payable.

          8. The fourth paragraph under Section 6.3 entitled "Financial Statement, Reports, Certificates" is hereby amended to read as follows:

               Bank shall have a right from time to time hereafter to audit Borrower's Accounts at Borrower's expense, provided that such audits will be conducted no more often than once each fiscal year unless an Event of Default has occurred and is continuing.

          9. The Section 6.14 entitled "Debt Service Coverage" is hereby replaced in its entirety with the following:

               6.14 LIQUIDITY. Borrower shall maintain cash plus short term investments plus 50% of Accounts greater than two times Advances under the Committed Line, including outstanding letters of credit (including drawn but unreimbursed letters of credit). Borrower's compliance of this covenant shall dictate which borrowing formula shall be implemented in monitoring Advances under the Revolving Facility as further detailed in
               Section 2.1(a). Borrower's failure to comply with this specific covenant shall not be deemed an Event of Default.

          10. The following term is hereby incorporated into Section 1.1 entitled "Definitions":

              "LIBOR" means the London Interbank Overseas Rate as described in the LIBOR Supplement to Agreement attached hereto.

     B.   MODIFICATION(S) TO EXIM LOAN AGREEMENT.

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          1.   The following term set forth in Section 1.1 entitled
               "Definitions" is hereby amended to read as follows:

               "Maturity Date" means April 20, 1999.

          2. The first paragraph under Section 2.1 entitled "Revolving Advances" is hereby amended to read as follows:

               Subject to the terms and conditions of this Exim Agreement, Bank agrees to make Advances to Borrower in an amount not to exceed the lowest of (i) the Exim Committed Line minus the face amount of the any issued and outstanding letters of credit (including drawn but unreimbursed letters of credit) minus the Foreign Exchange Reserve, or (ii) the Borrowing Base minus the face amount of any issued and outstanding letters of credit (including drawn but unreimbursed letters of credit) minus the Foreign Exchange Reserve. For purposes of this Exim Agreement "Borrowing Base" shall mean an amount equal to (i) ninety percent (90%) of the Exim Eligible Foreign Accounts and
               (ii) seventy percent (70%) of Eligible Foreign Inventory, minus the amount of any advance payments or deposits made by Borrower's account debtors.

          3. The following Section is hereby incorporated into the Exim Loan Agreement:

               2.1.3  FOREIGN EXCHANGE CONTRACT; FOREIGN EXCHANGE SETTLEMENTS.

               Subject to the terms of this Agreement, as amended from time to time, Borrower may utilize up to $4,500,000 for spot and future foreign exchange contracts (the "Exchange Contracts"). Borrower shall not request an Exchange Contract at any time it is not in compliance with any of the terms of this Agreement. All Exchange Contracts must provide for delivery of settlement on or before the Maturity Date. The limit available at any time shall be reduced by the following amounts (the "Foreign Exchange Reserve") on each day (the "Determination Date"):
               (i) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed more than two business days from the Determination Date, 10% of the gross amount of the Exchange Contracts; plus (ii) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed within two business days after the Determination Date, 100% of the gross amount of the Exchange Contracts. In lieu of the Foreign Exchange Reserve for 100% of the gross amount of any Exchange Contract, the Borrower may request that Bank debit Borrower's bank account with Bank for such amount, provided Borrower has immediately available funds in such amounts in its bank account.

               Bank may, in its discretion, terminate the Exchange Contracts at any time (a) that an Event of Default occurs or (b) that there is not sufficient availability under the Exim Committed Line and Borrower does not have available funds in its bank account to satisfy the Foreign Exchange Reserve. If Bank terminates the Exchange Contracts, and without limitation of the FX Indemnity Provisions (as referred to below), Borrower agrees to reimburse Bank for any and all fees, costs and expenses relating thereto or arising in connection therewith.

               Borrower shall not permit the total gross amount of all Exchange Contracts on which delivery is to be effected and settlement allowed in any two business day period to be more than $3,000,000 nor shall Borrower permit the total gross amount of all

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               Exchange Contracts to which Borrower is a party,
               outstanding at any one time, to exceed $4,500,000.

               Borrower shall execute all standard form applications and agreements of Bank in connection with the Exchange Contracts, and without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Bank in connection with the Exchange Contracts.

               Without limiting any of the other terms of this Agreement or any such standard form applications and agreement of Bank, Borrower agrees to indemnify Bank and hold it harmless, from and against any and all claims, debts, liabilities, demands, obligations, actions, costs and expenses (including, without limitation, attorneys' fees of counsel of Bank's choice), of every nature and description which it may sustain or incur, based upon, arising out of, or in any way relating to any of the Exchange Contracts or any transactions relating thereto or contemplated thereby (collectively referred to as the "FX Indemnity Provisions").

          4. Item "(a)" entitled "Interest Rate" under Section 2.3 entitled "Interest Rates, Payments, and Calculations" is hereby amended, effective as of this date, in its entirety to read as follows:

               Except as provided in Section 2.3(b), any Advances under this Exim Agreement shall bear interest at a rate equal to the Prime Rate.

     C.   MODIFICATION(S) TO LOAN AGREEMENTS.

          1. Section 6.10 entitled "Tangible Net Worth" is hereby amended in its entirety to read as follows:

               Borrower shall maintain, as of the last day of each fiscal quarter, a Tangible Net Worth of not less than Thirty Million Dollars ($30,000,000) plus seventy-five percent of the net proceeds from the sale of Borrower's equity securities after March 31, 1998.

          2. Section 6.11 entitled "Profitability" is hereby amended in its entirety to read as follows:

               Borrower shall be profitable for each fiscal quarter and at fiscal year end, except Borrower may suffer a loss not to exceed $600,000 for one fiscal quarter in any fiscal year.

     D.   RELEASE OF IP AGREEMENT.

          1. As an accommodation to Borrower and for good and valuable consideration, including Bank's agreement to release its security interest in all of Borrower's Intellectual Property, Bank, with this Loan Modification Agreement, has agreed to release its security interest in Borrower's Intellectual Property Collateral granted under the IP Agreement and to cancel the IP Agreement. In consideration of such release of security interest and cancellation of the IP Agreement, Borrower shall execute a negative pledge agreement covering all of Borrower's Intellectual Property (the "Negative Pledge"). Such Negative Pledge Agreement shall include

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                          [Loan Modification Agreement]

               Borrower's agreement it shall not to encumber any of its Intellectual Property assets without the prior written consent of Bank.

          4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

          5. PAYMENT OF FEE. Borrower shall pay Bank the Export-Import Bank fees in the amount of Sixty Seven Thousand Five Hundred Dollars ($67,500) (the "Exim Fee") plus a Domestic Loan Fee in the amount of Eleven Thousand Two Hundred Fifty Dollars ($11,250) (the "Domestic Loan Fee") plus an Equipment Loan Fee in the amount of Two Thousand Five Hundred Dollars ($2,500) (the "Equipment Loan Fee") plus all out-of-pocket expenses.

          6. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

          7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

          8. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon Borrower's payment of the Exim Fee, the Domestic Loan Fee and the Equipment Loan Fee along with an executed copy of the Negative Pledge.

               This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                               BANK:

INVISION TECHNOLOGIES, INC.             SILICON VALLEY BANK


By: /s/ Curtis P. DiSibio               By: /s/ D. Edward Wohlleb
   ----------------------------            ----------------------------

Name:   Curtis P. DiSibio               Name: D. Edward Wohlleb
     --------------------------              --------------------------

Title: Chief Financial Officer         Title: Vice President
      -------------------------              --------------------------

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